Exhibit 4(h)

Exhibit 4(h)
SIXTH SUPPLEMENTAL INDENTURE
BETWEEN
GENERAL ELECTRIC CAPITAL CORPORATION
AND

THE BANK OF NEW YORK MELLON

as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan

Bank), Trustee

Dated as of April 2, 2009

SUPPLEMENTAL TO THIRD AMENDED AND RESTATED INDENTURE DATED

AS OF FEBRUARY 27, 1997.

THIS SIXTH SUPPLEMENTAL INDENTURE dated as of April 2, 2009 between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee are parties to that certain Amended and Restated Indenture dated as of February 27, 1997, as supplemented by a First Supplemental Indenture dated as of May 3, 1999, a Second Supplemental Indenture dated as of July 2, 2002, a Third Supplemental Indenture dated as of November 22, 2002, a Fourth Supplemental Indenture dated as of August 24, 2007 and a Fifth Supplemental Indenture dated as of December 2, 2008 (collectively, the “Indenture”);

WHEREAS, on November 21, 2008, the Federal Deposit Insurance Corporation (“FDIC”) issued its Final Rule, 12 C.F.R. Part 370 (the “Rule”) establishing the FDIC’s Temporary Liquidity Guarantee Program (the “TLGP”);

WHEREAS, on March 17, 2009, the FDIC adopted an interim rule (the “Interim Rule”) that extends the expiration date of the TLGP;

WHEREAS, the Company desires to incorporate the provisions of the Interim Rule into the Indenture by entering into this Sixth Supplemental Indenture;

WHEREAS, Section 10.01 of the Indenture provides that, without the consent of the holders of any Securities, the Company and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making provisions in regard to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of the Securities;

WHEREAS, the entry into this Sixth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

(1)

In consideration of the premises and the purchases of the Securities by the holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of Securities that are guaranteed by the FDIC pursuant to the Rule, as amended by the Interim Rule, as follows:

ARTICLE 1

Section 1.01.  The Indenture is hereby amended by deletion of Section 15.01 of Article Fifteen and the insertion of a new Section 15.01 which shall provide as follows:

Section 15.01.  Acknowledgement of the FDIC’s Debt Guarantee Program.  The parties to this Indenture acknowledge that the Company has not opted out of the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (“FDIC”) under its Temporary Liquidity Guarantee Program on November 21, 2008 pursuant to the FDIC’s Final Rule, 12 C.F.R. Part 370 (as amended by the interim rule adopted March 17, 2009, and as may be further amended or supplemented from time to time, the “Rule”).  The Debt Guarantee Program applies to any Securities issued on or after November 13, 2008 through October 31, 2009 that constitute unsecured senior debt, as defined in the Rule and as to which the Company has not duly made an opt-out election in accordance with Section 370.3(g) of the Rule (the “Guaranteed Securities”) and, with respect to each such Guaranteed Security, from the period from November 13, 2008 to the earlier of the date such Guaranteed Security matures pursuant to the terms thereof and December 31, 2012 (the “Effective Period”).  As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States.  The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp.  The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or December 31, 2012.

The Securities to which this Section 15.01 applies shall bear a legend, upon which the Representative (as defined below) shall be entitled to conclusively rely, to the effect that such security certificate, note or other instrument is guaranteed by the FDIC under the Debt Guarantee Program.

ARTICLE 2

Miscellaneous Provisions

Section 2.01.  Further Assurances.  The Company will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Sixth Supplemental Indenture.

Section 2.02.  Other Terms of Indenture.  Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03.  Terms Defined.  All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04.  Governing Law.  This Sixth Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.05.  Counterparts.  This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.06.  Responsibility of the Trustee.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

(2)

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of April 2, 2009.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Kathryn A. Cassidy
Name:	Kathryn A. Cassidy
Title:	Senior Vice President —Corporate Treasury and Global Funding Operation

THE BANK OF NEW YORK MELLON, TRUSTEE

By:	/s/ Scott Klein
Name:	Scott Klein
Title:	Assistant Treasurer

(3)